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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13
               and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 33-11064

                              EREIM LP ASSOCIATES
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             (Exact name of registrant as specified in its charter)


                787 Seventh Avenue, New York, NY (212) 554-1926
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          The Investment Guarantee Agreement (Title of Class) has not been registered as of the date of this Certification/Notice
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           (Title of each class of securities covered by this Form)


                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, EREIM LP Associates has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          EREIM LP ASSOCIATES

                                          By: EREIM LP CORP.
                                              (General Partner)


Dated:  March 29, 2001                    By: /s/ Bruce Polifka
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                                              Bruce Polifka
                                              Vice President